Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Kelley Benander
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-7598
	rfleischmann@levi.com		kbenander@levi.com
LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2010 FINANCIAL RESULTS
Net revenue up on global Levi’s® growth
SAN FRANCISCO (October 12, 2010) — Levi Strauss & Co. (LS&Co.) today announced financial results for the third quarter ended August 29, 2010, and filed its third-quarter 2010 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended
($ millions)	August 29, 2010	August 30, 2009
Net revenues	$1,109	$1,040
Net income	$28	$41
Third-quarter net revenues grew 7 percent year-over-year on a reported basis. Excluding the effects of currency, revenues grew 8 percent and were up in all three regions. Growth was driven by the strength of the Levi’s® brand in the Americas, the company’s acquisitions in 2009, and the expansion of the company’s dedicated store network worldwide. Revenue declines in the wholesale channel in certain markets partially offset this growth.
In comparison to the third quarter of 2009, operating income declined from $98 million to $86 million as the benefits from the increase in net revenues and higher gross margin were offset by continued investment in the company’s retail network and increased advertising and promotion activities. Below operating income, interest expense at $32 million was $6 million lower than the same quarter last year. Other expense was slightly higher at $8 million. Third-quarter net income attributable to the company was $28 million, a decline of $13 million compared with last year.

The company maintained a strong liquidity position during the third quarter. At August 29, 2010, cash and cash equivalents were $261 million, complemented by $283 million available under the company’s revolving credit facility.
“Net revenue growth in the third quarter reflects the strength of the Levi’s® brand around the globe in spite of a challenging retail environment,” said John Anderson, president and chief executive officer. “In the face of tough economic conditions, we achieved several key milestones in our overarching strategy to grow our business around the world. We realigned our management structure around our global brands, launched the Levi’s® Curve ID fit system for women and began the roll-out of the new Denizen™ brand in Asia. We’re investing in these global product initiatives to help us capitalize on growth opportunities when the global economy truly recovers.”
Third-Quarter 2010 Highlights
•	Gross profit in the third quarter increased to $544 million compared with $494 million for the same period in 2009. Higher revenue and strong gross margins contributed to the increase in gross profit. Gross margin for the third quarter increased to 49 percent of revenues compared with 48 percent of revenues in the same quarter of 2009, reflecting increased contribution from company-operated retail stores, which generally have a higher gross margin than the wholesale business.

•	Selling, general and administrative (SG&A) expenses for the third quarter increased to $457 million from $396 million in the same period of 2009. Higher SG&A was primarily due to additional selling expenses related to the expansion of the company-operated retail network and higher advertising and promotion expenses in the Americas region as the company increased support for its Levi’s® and Dockers® brands.

•	Operating income for the third quarter was $86 million compared with $98 million for the same period in 2009. The 12 percent decrease primarily resulted from a planned increase in advertising and promotion expense.

•	Net income was $28 million in the quarter, negatively impacted by a higher effective tax rate. The higher tax rate is driven by the company’s likely inability to receive future tax benefits from net losses in Japan.

Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues	August 29,	August 30,		Constant
($ millions)	2010	2009	As Reported	Currency
Americas	$673	$616	9%	9%
Europe	$259	$266	(3)%	6%
Asia Pacific	$177	$159	11%	5%
•	Higher net revenues in the Americas were primarily due to solid results in the wholesale channel, complementing the strong incremental contribution from the outlet stores acquired last year. These improvements were partially offset by lower U.S. Dockers® brand sales.

•	Net revenues in Europe decreased on a reported basis for the three-month period, reflecting unfavorable currency effects. The region’s net revenues benefited from the 2009 acquisition of the footwear and accessories business and expansion of the company-operated retail network across the region. Revenue gains were partially offset by sales declines in the wholesale channels, reflecting the continued difficult economic environment.

•	Net revenues in Asia Pacific increased during the quarter on a reported basis and constant currency basis reflecting the continued expansion of the company’s brand-dedicated retail network in China and India as well as in other emerging markets, partially offset by continued declines in Japan during the quarter.
Cash Flow and Balance Sheet
The company ended the third quarter with cash and cash equivalents of $261 million, a decrease of $10 million from November 30, 2009. Cash provided by operating activities during the nine-month period was $96 million, compared with $174 million for the same period in 2009. In 2010, cash collections from customers increased on higher net revenues, offset by the investment in strategic initiatives and inventory build. Net debt of $1.6 billion at the end of the quarter was comparable to net debt at the end of 2009.
“The third quarter results demonstrate our ability to deliver strong operating performance in the face of a challenging business environment around the world,” said Blake Jorgensen, chief financial officer. “We are committed to investing in our strategic initiatives, while diligently controlling costs and managing inventories.”

Investor Conference Call
The company’s third-quarter 2010 investor conference call will be available through a live audio Webcast at http://www.levistrauss.com/investors/earnings-webcast today, October 12, 2010, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through midnight EDT, October 18, 2010 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 13879010.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2009 and subsequent Quarterly Reports on Form 10-Q, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 29,	November 29,
	2010	2009
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$261,198	$270,804
Restricted cash	3,400	3,684
Trade receivables, net of allowance for doubtful accounts of $22,849 and $22,523	506,299	552,252
Inventories:
Raw materials	5,836	6,818
Work-in-process	8,256	10,908
Finished goods	551,437	433,546

Total inventories	565,529	451,272
Deferred tax assets, net	127,943	135,508
Other current assets	95,605	92,344

Total current assets	1,559,974	1,505,864
Property, plant and equipment, net of accumulated depreciation of $674,169 and $664,891	459,384	430,070
Goodwill	239,958	241,768
Other intangible assets, net	87,691	103,198
Non-current deferred tax assets, net	563,516	601,526
Other assets	112,897	106,955

Total assets	$3,023,420	$2,989,381

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$37,844	$18,749
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,618	1,852
Accounts payable	244,775	198,220
Other accrued liabilities	233,100	271,019
Accrued salaries, wages and employee benefits	163,912	195,434
Accrued interest payable	37,366	28,709
Accrued income taxes	42,218	12,993

Total current liabilities	760,833	726,976
Long-term debt	1,796,265	1,834,151
Long-term capital leases	3,612	5,513
Postretirement medical benefits	149,608	156,834
Pension liability	360,912	382,503
Long-term employee related benefits	101,897	97,508
Long-term income tax liabilities	59,099	55,862
Other long-term liabilities	56,043	43,480

Total liabilities	3,288,269	3,302,827

Commitments and contingencies (Note 7)
Temporary equity	4,692	1,938

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,324,575 shares and 37,284,741 shares issued and outstanding	373	373
Additional paid-in capital	21,184	39,532
Accumulated deficit	(53,006)	(123,157)
Accumulated other comprehensive loss	(249,755)	(249,867)

Total Levi Strauss & Co. stockholders’ deficit	(281,204)	(333,119)
Noncontrolling interest	11,663	17,735

Total stockholders’ deficit	(269,541)	(315,384)

Total liabilities, temporary equity and stockholders’ deficit	$3,023,420	$2,989,381

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 29,	August 30,	August 29,	August 30,
	2010	2009	2010	2009
	(Dollars in thousands)
	(Unaudited)
Net sales	$1,090,448	$1,021,829	$3,064,414	$2,839,602
Licensing revenue	18,557	18,571	56,326	56,780

Net revenues	1,109,005	1,040,400	3,120,740	2,896,382
Cost of goods sold	565,393	545,985	1,544,779	1,541,469

Gross profit	543,612	494,415	1,575,961	1,354,913
Selling, general and administrative expenses	457,309	396,041	1,313,185	1,094,390

Operating income	86,303	98,374	262,776	260,523
Interest expense	(31,734)	(37,931)	(100,347)	(112,648)
Loss on early extinguishment of debt	—	—	(16,587)	—
Other income (expense), net	(7,695)	(6,696)	11,462	(23,967)

Income before income taxes	46,874	53,747	157,304	123,908
Income tax expense	20,252	13,347	93,203	39,430

Net income	26,622	40,400	64,101	84,478
Net loss attributable to noncontrolling interest	1,556	303	6,050	166

Net income attributable to Levi Strauss & Co.	$28,178	$40,703	$70,151	$84,644

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 29,	August 30,
	2010	2009
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$64,101	$84,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,983	58,379
Asset impairments	2,307	1,720
(Gain) loss on disposal of property, plant and equipment	(100)	171
Unrealized foreign exchange (gains) losses	(15,789)	8,716
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	8,412	29,776
Employee benefit plans’ amortization from accumulated other comprehensive loss	2,557	(14,891)
Employee benefit plans’ curtailment loss (gain), net	100	(2,108)
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	(13,647)	—
Amortization of deferred debt issuance costs	3,293	3,225
Stock-based compensation	4,419	5,739
Allowance for doubtful accounts	6,428	6,721
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	16,871	67,088
Inventories	(134,592)	31,345
Other current assets	(6,930)	(4,265)
Other non-current assets	(17,320)	7,636
Accounts payable and other accrued liabilities	55,700	(82,752)
Income tax liabilities	63,760	(8,280)
Accrued salaries, wages and employee benefits	(41,324)	(38,172)
Long-term employee related benefits	504	23,491
Other long-term liabilities	19,113	(5,071)
Other, net	(17)	950

Net cash provided by operating activities	95,829	173,896

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(107,874)	(46,016)
Proceeds from sale of property, plant and equipment	1,375	905
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(8,412)	(29,776)
Acquisitions, net of cash acquired	(12,242)	(80,921)
Other	(114)	—

Net cash used for investing activities	(127,267)	(155,808)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	909,390	—
Repayments of long-term debt and capital leases	(865,527)	(54,632)
Short-term borrowings, net	19,176	8,224
Debt issuance costs	(17,512)	—
Restricted cash	(248)	(81)
Dividends to noncontrolling interest shareholders	—	(978)
Dividend to stockholders	(20,013)	(20,001)

Net cash provided by (used for) financing activities	25,266	(67,468)

Effect of exchange rate changes on cash and cash equivalents	(3,434)	10,304

Net decrease in cash and cash equivalents	(9,606)	(39,076)
Beginning cash and cash equivalents	270,804	210,812

Ending cash and cash equivalents	$261,198	$171,736

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$87,097	$92,439
Income taxes	34,980	41,544
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.